CERTIFICATE OF DESIGNATION

                                     of

                     SERIES A CONVERTIBLE PREFERRED STOCK

                                     of

                AMERICAN DEVELOPMENT & INVESTMENT FUND, INC.
                    Pursuant to Section 78.195 of the
                 Revised Statutes of the State of Nevada

	AMERICAN DEVELOPMENT & INVESTMENT FUND, INC., a corporation organized and existing under the laws of the State of Nevada (the Corporation), does hereby certify that, pursuant to the authority conferred on its board of directors (the Board of Directors) by its articles of incorporation (the Articles of Incorporation), as amended, and in accordance with Section 78.195 of the Revised Statutes of the State of Nevada (NRS), the Board of Directors (or, as to certain matters allowed by law, a duly authorized committee thereof) adopted the following resolution establishing a series of 1,000,000 shares of Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock.

       RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation (the Corporation) by the Articles of Incorporation, a series of preferred stock, $.001 par value, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Convertible Preferred Stock

	1. Designation and Amount. There shall be a series of Preferred Stock designated as Series A Convertible Preferred Stock, and the number of shares constituting such series shall be 1,000,000. Such series is referred to herein as the Convertible Preferred Stock.

	2. Par Value. The par value of each share of Convertible Preferred Stock shall be $.001.

	3. Rank. The shares of Convertible Preferred Stock shall rank prior to all of the Corporations Common Stock, par value $.001 per share (the Common Stock), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary as provided herein.

	4. Dividends. If any dividend or other distribution payable in cash, securities or other property, including a dividend payable in shares of Common Stock, is declared on the Common Stock, each holder of shares of Convertible Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash, securities or other property which such holder would have received on such record date if such holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Convertible Preferred Stock then held by such holder are then convertible. No dividend or other distribution shall be declared or paid on the Common Stock unless an equivalent dividend or other distribution that satisfies this Section 4 is declared or paid on the Convertible Preferred Stock.

	5. No Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of any series of preferred stock, having a priority on liquidation superior to that of the Convertible Preferred Stock, the holders of shares of Convertible Preferred Stock shall be entitled to participate with the Common Stock in all of the remaining assets of the Corporation available for distribution to its stockholders, ratably with the holders of Common Stock in proportion to the number of shares of Common Stock held by them, assuming for each holder of Convertible Preferred Stock on the record date for such distribution that each holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Convertible Preferred Stock then held by such holder are then convertible. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this
Section 5, shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation..

       6.	Voting Rights.  Except as otherwise required by law, the shares of
Convertible Preferred Stock shall not entitle the holder thereof to vote on any matter submitted to a vote of the stockholders of the Corporation except for matters as to which the holders of the Convertible Preferred Stock shall vote as a class, as provided in Paragraph 9(c) hereof.

	7.  Redemption.

       (a) The shares of Convertible Preferred Stock may be redeemed by the Corporation at its election by notice to the holders of the Convertible Preferred Stock at any time beginning 181 days after the issue of the Convertible Preferred Stock.

       (b) During the period beginning 181 days after the issue of the Convertible Preferred Stock, the Convertible Preferred Stock may be redeemed in whole or in part at a price equal to $0.75 per share of Convertible Preferred Stock.

       (c) During the period beginning 366 days after the issue of the Convertible Preferred Stock, the Convertible Preferred Stock may be redeemed in whole or in part at a price equal to $0.95 per share of Convertible Preferred Stock.

       (d) In the event that the Corporation elects to redeem all or part of the Convertible Preferred Stock as provided herein, it shall give written notice to the holders of the Convertible Preferred Stock it has elected to redeem, at the addresses shown on the transfer records of the Corporation for such holders, advising the holders of the election and requesting that the stock certificates representing the Convertible
Preferred Stock to be redeemed be delivered to the transfer agent for the
Corporation, within 30 days of the sending of the Notice of Redemption.   The
Corporation shall deposit the funds necessary to cause the redemption, in an amount equal to the redemption price times the number of shares to be redeemed, with the transfer agent for the Corporation at the end of the said 30 day period for delivery to the holders of the Convertible Preferred Stock to be redeemed by the transfer agent immediately on receipt by the transfer agent of the certificates for the shares of Convertible Preferred Stock being redeemed. Deposit of the funds necessary to pay the redemption price in full shall be deemed to result in the redemption and cancellation of the Convertible Preferred Stock to be redeemed on the books of the Corporation, regardless of when the redemption funds are transmitted to the holders by the transfer agent, who shall be acting as the agent of the holders for purposes of payment of the funds, and the holders of the Convertible Preferred Stock deemed so to be redeemed shall have no further rights or claims as shareholders of the Corporation, including the right to dividends, vote, participation or conversion otherwise provided for herein.

       8.  Conversion Provisions.

       (a) Conversion at Option of Holders. Provided that, and only to the extent that, the Corporation has a sufficient number of shares of authorized, but unissued and unreserved, Common Stock available to issue upon conversion, each share of Convertible Preferred Stock not previously redeemed, shall be convertible beginning after one year from the date of the initial issue of the Convertible Preferred Stock and at any time thereafter, at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided, at the rate of the number of shares of Common Stock determined by the formula 1/P, where P is the trailing 30-day volume weighted average trading price of the Common Stock on such exchange or other trading medium on which the Common Stock is then traded, for each full share of Convertible Preferred Stock. For example, if the weighted average trading price of the Common Stock
(P) is $0.20 per share, then the ratio determined by the formula 1/P, would be five (5) common shares for each full share of Convertible Preferred Stock.

       For the purpose of this Certificate of Designation, the term Common Stock shall initially mean the class designated as Common Stock, par value $.001 per share, of the Corporation as of March 22, 2006, subject to adjustment as hereinafter provided.

       (b) Maximum Conversion Ratio. Notwithstanding the conversion ratio determined by the formula contained in Paragraph 8(a), no share of Convertible Preferred Stock may be converted into more than 15 shares of Common Stock.

       Mandatory Conversion. Any Convertible Preferred Stock not previously redeemed or converted shall be automatically converted into Common Stock of the Corporation on the date which is two years plus one day after the issue of the Convertible Preferred Stock, in accordance with the conversion formula contained in Paragraph 8(a), as limited by Paragraph 8(b).

       (c) Mechanics of Conversion.

       (i) Optional Conversion. Any holder of shares of Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Convertible Preferred Stock at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Convertible Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common
Stock are to be issued.

       No adjustments in respect of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Convertible Preferred Stock.

       Any unpaid dividends on shares surrendered for conversion shall be paid upon the conversion of any shares of Convertible Preferred Stock by issuing additional shares of Common Stock with an aggregate value (as defined below) equal to all accrued and unpaid dividends on the shares of Convertible Preferred Stock converted.

       The Corporation will, as soon as practicable after such deposit of certificates for Convertible Preferred Stock accompanied by the written notice and, compliance with any other conditions herein contained, deliver at the office of the transfer agent to the person for whose account such shares of Convertible Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or person entitled to receive the Common Stock deliverable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Convertible Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

       (ii) Mandatory Conversion. Any Convertible Preferred Stock not previously redeemed or converted as provided herein, shall convert to Common Stock automatically after two years and one day from the date of issue of the Convertible Preferred Stock, and the Corporation shall give direction to the transfer agent for the corporation to cancel the remaining certificates on the books of the Corporation and to issue the appropriate number of shares of Common Stock to the holders of the converted Convertible Preferred Stock, in the names and at the addresses of the holders of the redeemed Convertible Preferred Stock on the transfer records of the Corporation.

	(d) Changes in Conversion Rate. The Corporation from time to time may increase the conversion rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the conversion rate is so increased, the Corporation shall mail to holders of record of the Convertible Preferred Stock a notice of the increase at least 15 days before the date the increased conversion rate takes effect, and such notice shall state the increased conversion rate and the period it will be in effect.

	The Corporation may make such increases in the conversion rate, in addition to those required or allowed by this Section 8, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

9.  Protective Provisions.

(a) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times serve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Nevada, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Convertible Preferred Stock.

	If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to e duly registered or approved, as the case may be.

	The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that which the shares of Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

       (b)  Prior Notice of Certain Events.  In case:

	(i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the thenoutstanding shores of Common Stock; or

	(ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

	(iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

	(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the Convertible Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

       (c) Class Voting Rights. So long as the Convertible Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of all outstanding Convertible Preferred Stock voting separately as a class, (i) Amend, alter or repeal (by merger or otherwise) any provision of the Articles of Incorporation or the By-Laws of the Corporation, as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Convertible Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation or (iii) effect any reclassification of the Convertible Preferred Stock. A class vote on the part of the Convertible Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporations Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Convertible Preferred Stock in respect of the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation.

	The affirmative vote or consent of the holders of a majority of the outstanding Convertible Preferred Stock, voting or consenting separately as a class, shall be required to (a) authorize any sale, lease or conveyance of all or substantially all of the assets of the Corporation, or (b) approve any merger, consolidation or compulsory share exchange of the Corporation with or into any other person unless (i) the terms of such merger, consolidation or compulsory share exchange do not provide for a change in the terms of the Convertible Preferred Stock and (ii) the Convertible Preferred Stock is, after such merger, consolidation or compulsory share exchange on a parity with or prior to any other class or series of capital stock authorized by the surviving corporation as to dividends and upon liquidation, dissolution or winding up other than any class or series of stock of the Corporation prior to the Convertible Preferred Stock as may have been created with the affirmative vote or consent of the holders of at least 66-2/3% of the Convertible
Preferred Stock (or other than a class or series into which such prior stock is converted as a result of such merger, consolidation or share exchange).

10. Outstanding Shares.  For purposes of this Certificate of
Designation, all shares of Convertible Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Convertible Preferred Stock, all shares of Convertible Preferred Stock converted into Common Stock;, and (ii) from the date of registration of transfer, all shares of Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

11. Securities Not Registered Under the Securities Act of 1933.
Neither the shares of Convertible Preferred Stock nor the Common Stock issuable upon conversion thereof has been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.

(a) Restrictive Legends. Each share of Convertible Preferred Stock and certificate for Common Stock issued upon the conversion of any shares of Convertible Preferred Stock, and each preferred stock certificate issued upon the transfer of any such shares of Convertible Preferred Stock or Common Stock (except as otherwise permitted by this Section 11), shall be stamped or otherwise imprinted with a legend in substantially the following form:

The securities represented hereby have not been registered under the Securities Act of 1933. Such securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.

(b) Notice of Proposed Transfer; Opinions of Counsel. Except as provided in paragraph (c) of this Section 11, prior to any transfer of any such shares of Convertible Preferred Stock, or Common Stock, the holder thereof will give written notice to the Corporation of such holders intention to effect such transfer and to comply in all other respects with this Section 11. Each such notice (A) shall describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel to render the opinions referred to below, and (B) shall designate counsel for the holder giving such notice (who may be house counsel for such holder). The holder giving such notice will submit a copy thereof to the counsel designated in such notice and the Corporation will promptly submit a copy thereof to its counsel, and the following provisions shall apply:

       (i) If in the opinion of each such counsel the proposed transfer of such shares of Convertible Preferred Stock or Common Stock may be effected without registration under the Act, the Corporation will promptly notify the holder thereof and such holder shall thereupon be entitled to transfer such shares of Convertible Preferred Stock or Common Stock in accordance with the terms of the notice delivered by such holder to the Corporation. Each share of Convertible Preferred Stock or certificate, if any, issued upon or in connection with such transfer shall bear the appropriate restrictive legend set forth in paragraph (a) of this Section 11, unless in the opinion of each such counsel such legend is no longer required to insure compliance with the Act. If for any reason counsel for the Corporation (after having been furnished with the information required to be furnished by this paragraph (b)) shall fail to deliver an opinion of the Corporation, or the Corporation shall fail to notify such holder thereof as aforesaid, within 20 days after counsel for such holder shall have delivered its opinion to such holder (with a copy to the Corporation), then for all purposes of this Certificate of Designation the opinion of counsel for the Corporation shall be deemed to be the same as the opinion of counsel for such holder.

       (ii)	If in the opinion of either or both of such counsel the proposed transfer of such shares of Convertible Preferred Stock or Common Stock may not be effected without registration under the Act, the Corporation will promptly so notify the holder thereof and thereafter such holder shall not be entitled to transfer such share of Convertible Preferred Stock or Common Stock until receipt of a further notice from the Corporation under subparagraph (i) above or, in the case of Common Stock, until registration of such Common stock under the Act has become effective.

12. Preemptive Rights. The Convertible Preferred is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

13. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

	IN WITNESS WHEREOF, AMERICAN DEVELOPMENT & INVESTMENT FUND, INC has caused this certificate to be signed by its President, and its corporate seal to be hereunto affixed and attested by its Secretary, as of the 20th day of March, 2006.

AMERICAN DEVELOPMENT & INVESTMENT FUND, INC.



By: /s/ Robert Hipple
     ---------------------------------------
      Robert Hipple, President
Attest:



By:  /s/ Robert Hipple
      --------------------------------------
      Robert Hipple, Secretary

ACKNOWLEDGMENT

State of Florida
County of Brevard